EXECUTIVE EMPLOYMENT AGREEMENT

NEVADA STAR RESOURCE CORP.
10735 Stone Avenue North
Seattle, WA  98133

PRIVATE AND CONFIDENTIAL

April 1, 2004

Robert Angrisano
P.O. Box 119
Snoqualmie Pass, WA  98068

Dear Robert:

Re:

Terms of Employment with Nevada Star Resource Corp.

(the “Company”)

This Agreement confirms the terms and conditions of your employment by the Company and will constitute your employment agreement.  Those terms and conditions are as follows:

1.

Position and Duties.  You will be employed by and will serve the Company as its President, having the duties and functions described in Schedule A attached to this Agreement, and reporting directly to the Chairman & Chief Executive Officer and the Board of Directors (the “Board”) of the Company. Your duties and functions pertain to the Company and any of its subsidiaries from time to time and may be varied or added to from time to time by the Board, at its discretion, exercised reasonably.  You will perform and carry out your duties and functions, and provide such additional services as may be reasonably required, in such manner as the Board may from time to time request.

2.

Term.  The terms and conditions of this Agreement will have effect as of and from April 1, 2004 (the “Effective Date”) and your employment as President of the Company will continue until terminated as provided in this Agreement.

3.

Base Salary.  The Company will pay you a base salary at the rate of $80,000 per year, payable semi-monthly, subject to the withholding of all applicable statutory deductions from such base salary in respect of the base salary and including any taxable benefits received under this Agreement or in respect of your employment.

4.

Annual Review.  The Board will review your base salary and the number of stock options granted to you to purchase common shares of the Company, annually.  This review will not necessarily result in an increase in your base salary or in the number of stock options granted to you and any increase will be in the discretion of the Board.

Performance Bonus.  Bonuses are at the complete discretion of the Board of Directors of the Company and may or may not be paid.

5.

Benefits.  The Company will arrange for you to be provided with health, medical, dental, vision, disability, and such other benefits as are reasonable and appropriate for an executive level benefits plan, as determined from time to time by the Board.  The Company agrees to pay the cost of the Cobra Insurance policy carried over from the Microsoft Corporation Premera Blue Cross plan until the policy expires or any equal plan acceptable by you.

6.

Vacation/Paid Holidays.  During your employment with the Company under this Agreement, you will be entitled to an annual paid vacation as determined by the Board from time to time, not to be less than 4 weeks per annum.  You will also receive all official holidays off with pay, as recognized by the Federal Government of the United States of America.

7.

Reimbursement for Expenses.  During your employment under this Agreement the Company will reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with and subject to the policies of the Company from time to time as established by the Board.   For all such expenses you will be required to keep proper accounts and to furnish statements and vouchers (greater than $75.00) to the Company within 30 days after the date the expenses are incurred.

8.

Stock Options.  Subject to the receipt of any required regulatory and shareholder approval, if required, the Company will grant non-transferrable ISO stock options to you to purchase up to 2,100,000 common shares of the Company at $0.35 per share for a period of three years, pursuant to the Company’s Stock Option Plan.  The granting of such stock options is subject to any vesting and other requirements and restrictions on trading prescribed by any relevant exchange upon which the Company’s common shares trade from time to time as well as those prescribed by any relevant regulatory authority and the Board.

9.

No Other Compensation or Benefits.  You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

10.

Service to Company.  During your employment under this Agreement you will:

(a)

well and faithfully serve the Company, at all times act in the best interests of the Company, and devote substantially the whole of your working time, attention and energies to the business and affairs of the Company;

(b)

comply with all policies and procedures from time to time formulated by the Board; and

(c)

not, without the prior approval of the Board, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other Company, firm or person, except as a volunteer for a non-profit organization, for personal investments or a personal holding company.

11.

Termination By Employee.  Subject to Section 15, you may resign as President and as a Director of the Company at any time, but only by giving the Company at least three months’ prior written notice of the effective date of your resignation.  On the giving of any such notice, the Company will have the right to elect, in lieu of the notice period, to pay you a lump sum equal to three months’ base salary, as referred to in Section 3 and as adjusted from time to time in accordance with Section 4.  If the Company elects to pay you such lump sum amount in lieu of the notice period, the Company will maintain the benefits and payments set out in Section 6 of this Agreement for three months after the date of your notice, but in all other respects your resignation and the termination of your employment will be effective immediately.

12.

Termination by Company Without Cause.  Subject to Section 15, the Company may terminate your employment as President at any time without cause by giving you written notice of the effective date of such termination and in all respects except as set out below, your resignation and termination of your employment will be effective immediately.  On the giving of any such notice, the Company will:

(a)

pay you a lump sum equal to three months’ base salary, as referred to in Section 3 and as adjusted from time to time in accordance with Section 4; and

(b)

maintain the benefits and payments set out in Section 6 of this Agreement for three months commencing on the effective date of termination.

(c)

pay all outstanding vacation time unused.

13.

Termination by Employer For Cause.  Notwithstanding the foregoing, the Company may terminate your employment as President of the Company for just cause or breach of this Agreement without any notice, severance or other payments.

14.

No Damages for Termination.  It is agreed that neither you nor the Company will, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages in excess of what is specified or provided for in Sections 12, 13 or 14, whichever is applicable.  Payment of any amount whatsoever pursuant to Sections 12, 13 or 14 will be subject to the withholding of all applicable statutory deductions by the Company.

15.

Confidentiality.  You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of Confidential Information (as hereinafter defined) relating to the business and affairs of the Company, or of its partners, subsidiaries or affiliates.  You agree that unless the Company otherwise agrees in writing or except as required by law:

(a)

you will keep all Confidential Information acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;

(b)

all Confidential Information will, as between you and the Company, be and remain the property of the Company; and

(c)

you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any third party or use any Confidential Information for any purposes other than those of the Company or for the benefit of any person or entity other than the Company.

For the purposes of this Agreement, “Confidential Information” means: (i) any information or knowledge relating to the relationship of the Company or any of its subsidiaries or affiliates with any clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company or of its subsidiaries or affiliates, or  relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company or of its subsidiaries or affiliates; and (ii) any information or knowledge including, without limitation, any product, service, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, invention, design, development, strategy, method, idea or compilation of information, that relates to the business or affairs of the Company or of its subsidiaries or affiliates, or results from its or their marketing, research and/or development activities, and is private and confidential in that it is not generally known or available to the public.

16.

Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the state of Washington and the laws of the United States applicable thereto and the parties hereby attorn to the exclusive jurisdiction of the courts of the state of Washington.

17.

Schedules.  The documents attached to this Agreement and referred to herein are hereby incorporated into and made a part of this Agreement, but the contractual effect of such documents will be determined and limited entirely by the references to such documents contained in the main body of this Agreement.

18.

Notice.  Any notice or other communication required or contemplated under this Agreement to be given by one party to the other will be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

Robert Angrisano:
P.O. Box 119
Snoqualmie Pass, WA  98068

Nevada Star Resource Corp.:
10735 Stone Avenue North
Seattle, WA  98133

Attention:  Mr. Monty Moore, Chairman and Chief Executive Officer

Any notice delivered will be deemed to have been given and received on the first business day following the date of delivery.  Any notice mailed will be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there will be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice will be effective only if actually delivered.

19.

Currency.  All references to dollars or amounts of money in this Agreement will refer to lawful money of the United States, unless otherwise expressly indicated.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to the Company.  You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this Agreement.

Yours truly,

NEVADA STAR RESOURCE CORP.

/s/ Monty Moore

Per:

      Monty Moore

Accepted and agreed to by Robert Angrisano this 1st day of April, 2004.

/s/ Robert Angrisano

______________________________

Robert Angrisano

SCHEDULE A

DESCRIPTION OF DUTIES AND FUNCTIONS
OF THE PRESIDENT

1.

Create and communicate a vision for the future of the Company.

2.

Establish a culture and work environment that promotes and inspires an active, continuous improvement philosophy in regard to advancing the company as a world-class exploration company.

3.

Direct the development of work plans and budgets that drive and support all and any efforts that meet the visionary goal.

4.

Ensure that all Company employees, contractors, suppliers, and joint venture partners, new or prospective, are continually aware of the Company’s commitment to excellence and quality of work and of the specific role each is expected to play in meeting the standards set by the Company.

5.

Develop internal business practices that sustain freedom of expression for individuals in an atmosphere of open, risk-free communication free of discrimination, regardless of race or sex.

6.

Define measurable goals that develop and enhance processes, systems and practices and provide the means and resources needed to accomplish the goals.

7.

Promote and publish the Company and its activities by means of building and sustaining relationships with partners, suppliers, and organizations important to the Company and its potential for growth.

8.

Maintain the competitive position of the business and balance it with equitable distribution of resources to employees and stockholders.

9.

Ensure that the Company complies with all TSX Venture Exchange, NASDAQ Stock Exchange, the Securities and Exchange Commission, and other government regulating bodies imposing regulations, requirements, and laws governing the operations of the Company.

10.

Ensure the Company operates in a fiscally responsible way to ensure its ongoing viability and advancement.

11.

Report results of activities to the board of directors and preside over meetings of the board and stockholders.

SCHEDULE B

BUSINESS OF THE COMPANY

The Company is a mineral exploration company that uses the most advanced technology to search for metals that are in high demand, such as platinum. The Company currently has projects in Alaska, Nevada and Utah.